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Exhibit 21.1

SUBSIDIARIES

As of June 30, 2013:

Corinthian Schools, Inc.
Rhodes Colleges, Inc.
Florida Metropolitan University, Inc.
Corinthian Property Group, Inc.
Titan Schools, Inc.
Career Choices, Inc.
Sequoia Education, Inc.
Eton Education, Inc.
Ashmead Education, Inc.
MJB Acquisition Corporation
ECAT Acquisition, Inc.
Pegasus Education, Inc.
Grand Rapids Educational Center, Inc.
Rhodes Business Group, Inc.
Everest College Phoenix, Inc.
CDI Education USA, Inc.
SP PE VII-B Heald Holdings Corp.
SD III-B Heald Holdings Corp.
Heald Capital, LLC
Heald Real Estate, LLC
Heald Education, LLC
Heald College, LLC
Everest Colleges Canada, Inc.
Career Canada C.F.P. Limited
QuickStart Intelligence Corporation
Socle Education, Inc.

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  Exhibit 21.1
SUBSIDIARIES